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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT
                                 JOHN M. CODILIS

         THIS EMPLOYMENT AGREEMENT ("Agreement"), which for identification purposes only is dated the 7th day of February 2000, is entered into by and between BIOSHIELD TECHNOLOGIES, INC., a Georgia corporation (the "Employer") and JOHN M. CODILIS, an individual residing in Glen Ellyn, Illinois (the "Employee").

         WHEREAS, the Employer is in the antimicrobial and biostatic products development business (the "Business"); and

         WHEREAS, Employer desires to hire Employee and Employee desires to be employed by the Employer in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, it is agreed by the parties as follows:

         SECTION 1. Term. This Agreement commences effective on February 7, 2000, and shall continue until terminated by either party. Termination may be with or without any reason whatsoever, upon giving thirty (30) days written notice by one party to another. Notwithstanding the foregoing to the contrary, termination shall be immediate upon any of the following events:

         (A) Upon the death of Employee.

         (B) By the Employer notifying the Employee in writing that the Agreement is being terminated for cause. A termination for cause is hereby defined as a termination as a result of theft or misappropriation of Employer's assets by Employee, or gross negligence of Employee pertaining to the conduct of business on behalf of Employer. The disability of Employee shall not be considered cause.

         (C) This Agreement will automatically terminate on August 31, 2003, if not previously terminated pursuant to other provisions hereof.


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         SECTION 2. Duties of Employee. As a full-time employee of Employer,
Employee's primary responsibilities shall be to direct the distribution, sales and marketing of Employer's products (the "Products") through retail trade channels primarily in North America.

         SECTION 3. Base Salary. Employee shall be paid a "Base Salary" of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per year, payable on the same periodic basis as other full-time employees of Employer, as they may be paid by Employer from time to time; provided, however, that said Base Salary shall be paid at least on a monthly basis in arrears. In the event that this Agreement is terminated, then Employee's Base Salary even though stated in annual terms, shall be prorated through the date of termination. The Employee's Base Salary shall be increased on an annual basis in an amount at least equal to the Consumer Price Index cost of living increase for all wage earners in the Chicago Metropolitan Area.

         SECTION 4. Cash Bonus. In the event that Employee remains an employee of the Employer beyond August 31, 2000, then the Employer shall promptly adopt a reasonable bonus program which will provide Employee the opportunity to earn cash bonuses of up to one-half (1/2) of his Base Salary in any one (1) year period.

         SECTION 5. Stock Options and Departure Fee. As an inducement to Employee accepting employment with Employer, Employer agrees to grant to Employee the option to purchase common stock of Employer; and in the event that certain objectives are met, then Employer agrees to grant to Employee additional options to purchase common stock of Employer. Additionally, the parties have agreed that if the Employee's employment with Employer terminates prior to September 1, 2000, then Employer shall be obligated to pay to Employee a fee (the "Departure Fee").(1) Sections 5.01 through 5.05 hereof detail the understanding of Employer and Employee as to the granting of stock options and the payment of the Departure Fee.

-----------------
(1) The term Departure Fee is defined and discussed at Section 5.05 hereof.

         SECTION 5.01. Definitions. For purposes of this Agreement, the following terms are defined:

         (A) "Stock" - The common stock of Employer.

         (B) "Option" - The right to purchase Stock of the Employer.

         (C) "Strike Price" - The price which Employee shall pay for each share of Stock if Employee exercises any Option. The parties agree that the Strike Price shall be the price at which the Stock closes at for public trading, as measured on February 7, 2000, which the parties acknowledge is $8.75 per share.

         (D) "Exercise Date" - January 31, 2005.

         (E) "Expired Option" - An Option which is not exercised on or before the Exercise Date.

         (F) "Primary Objective" - The primary objective shall be satisfied, if during the term of this Agreement; (1) A National Sales Organization for the Employer is formed which includes six (6) contract Regional Sales Managers or such lesser amount as Employer may decide; and (2) The Employee establishes on behalf of Employer a National Broker Organization which reports to the various Regional Sales Managers.

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         (G) "Secondary Objective" - The Secondary Objective shall be satisfied if during the term of this Agreement; (1) Employee develops and executes a retail distribution strategy, which includes shelf and pricing objectives; (2) Employee makes Product presentations to at least twenty (20) accounts which shall include Product presentations to Kmart, Target, Kroger-Cincinnati, Albertson's-Boise, and Safeway-Corporate; (3) Employee establishes a fact-based sales presentation supporting Employer's technology which will formulate a rationale for customers to consider another brand and/or private label items in the category; (4) On the condition that Employer consents, Employee shall assist Employer in hiring a marketing consultant so that Employer can begin formulating the foundation for the division's business plan; and (5) The Employee will provide to the Employer by market and by account the amount of slotting dollars required for branded product distribution and the Employee will use reasonable efforts to negotiate down the amount of slotting dollars required for branded product distribution.

         (H) "Sixth Month Review" - A meeting between Employer and Employee wherein the parties shall review the Employee's performance and such other factors as the parties deem appropriate. The Sixth Month Review shall take place on or about August 1, 2000.

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         SECTION 5.02. Initial Stock Option. Employer hereby grants to Employee an Option to purchase up to One Hundred Fifty Thousand (150,000) shares of Stock (the "Initial Stock Option") upon the following terms and conditions:

                  (A) The Employee shall become vested in the Initial Stock Option according to the following schedule:

                           (I) Subject to the provisions of Section 5.02 (a)(iv) below, if Employee is employed by Employer on August 1, 2001, then Employee shall become vested in one-third (1/3) of the Initial Stock Option, thereby giving him the right to acquire Fifty Thousand (50,000) shares of Stock.

                           (II) Subject to the provisions of Section 5.02
                           (a)(iv) below, if Employee is employed by Employer on August 1, 2002, then Employee shall become vested in an additional one-third (1/3) of the Initial Stock Option, thereby giving him the right to acquire an additional Fifty Thousand (50,000) shares of Stock.

                           (III) Subject to the provisions of Section
                           5.02(a)(iv) below, if Employee is employed by Employer on August 1, 2003, then Employee shall become vested in the final one-third (1/3) of the Initial Stock Option, thereby giving Employee the right to acquire an additional Fifty Thousand (50,000) shares of Stock.

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                           (IV) If either (1) Employee dies prior to September
                           1, 2000, (2) Employer terminates Employee's employment with or without cause prior to September 1, 2000, or, (3) Employee's employment is terminated effective as of the Early Termination Date as provided for in Section 5.05 hereof; then Employee shall not be vested in any of the Initial Stock Option, and the entire Initial Stock Option shall lapse. If after August 31, 2000 either, (1) Employee voluntarily terminates his employment with Employer, or (2) Employer terminates Employee's employment for cause, then to the extent that any of the Initial Stock Option shares are not vested, then Employee's Option to purchase the non-vested shares shall lapse. However, if at any time after August 31, 2000, but prior to Employee becoming vested in the entire Initial Stock Option, either Employee dies or Employer terminates Employee's employment without cause, then Employee shall become immediately vested in the entire Initial Stock Option.


                  (B) Whenever Employee is vested pertaining to any portion of the Initial Stock Option, then Employee may exercise his Option to purchase such shares, regardless of Employee's employment status
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                  as of the date that the Option is exercised. The Option must be exercised on or before the Exercise Date. If the Option is not exercised on or before the Exercise Date, then the Option shall become an Expired Option and the Option shall lapse. If an Option is timely exercised, then the price per share shall be the Strike Price.

         SECTION 5.03. Primary Objective Stock Option. If the Primary Objective is satisfied, then the Employee shall automatically be granted an Option to purchase Twenty-Five Thousand (25,000) shares of Stock (the "Primary Objective Stock Option") at the Strike Price, regardless of Employee's employment status as of the date that the Option is exercised. The Primary Objective Stock Option shall be exercised by Employee on or before the Exercise Date. If the Primary Objective Stock Option is not exercised by Employee on or before the Exercise Date, then it shall be considered an Expired Option and it shall lapse.

         SECTION 5.04. Secondary Objective Stock Option. If the Secondary Objective is satisfied, then the Employee shall automatically be granted an Option to purchase Twenty-Five Thousand shares of Stock (the "Secondary Objective Stock Option") at the Strike Price, regardless of Employee's employment status as of the date that the Option is exercised. The Secondary Objective Stock Option shall be exercised by Employee on or before the Exercise Date. If the Secondary Objective Stock Option is not exercised by Employee on or before the Exercise Date, then the Secondary Objective Stock Option shall be considered an Expired Option and it shall lapse.

         SECTION 5.05. The Departure Fee. The parties contemplate that on approximately August 1, 2000, Employer and Employee shall hold the Six Month Review. At that time, the parties shall decide whether or not to continue this Agreement. If the parties cannot mutually agree to continue this Agreement, then this Agreement shall automatically terminate effective August 31,

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2000 (the "Early Termination Date"), without the requirement of thirty (30) days written notice as required in Section 1 hereof. If this Agreement is terminated
(A) as of the Early Termination Date, or (B) by Employer without cause on or before the Early Termination Date, then Employer shall owe to Employee the "Departure Fee" which shall be Eighty-Seven Thousand Five Hundred Dollars ($87,500.00). The Departure Fee shall be payable to Employee thirty (30) days after employment termination. If Employee is paid the Departure Fee, then both the Primary Objective Stock Option (to the extent earned) and the Secondary Objective Stock Option (to the extent earned) shall be rescinded and may not be exercised by Employee. Alternatively, Employee can elect within fifteen (15) days after employment termination to waive the Departure Fee. If Employee elects to waive the Departure Fee, then Employee's rights in and to the Primary Objective Stock Option and the Secondary Objective Stock Option shall not be rescinded and any such rights, pursuant to such Options, shall remain in full force and effect.

         SECTION 6. Severance Pay. The parties agree that in the event that Employee's employment is terminated for any reason after the Early Termination Date,(2) except in the event of (A) a termination of Employee for cause, (B) Employee's death, or (C) Employee's voluntary termination; then Employee shall be paid "Severance Pay". The Severance Pay shall be an amount equal to one (1) year of Employee's Base Salary, as Base Salary is measured as of the date of termination. If Employee's employment is terminated on or before the Early Termination Date, then there shall not be any Severance Pay. Severance Pay may be payable by Employer to Employee in twelve (12) equal consecutive monthly installments commencing no later than thirty (30) days after the date of termination. In the event that Employee breaches the provisions of Section 8(a) hereof, Employer may discontinue paying Severance Pay to Employee as liquidated damages.

-----------------
(2) The term Early Termination Date is defined at Section 5.05 hereof as
    August 31, 2000.
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         SECTION 7. Fringe Benefits. As additional consideration for the services to be rendered by Employee to Employer, during the term hereof Employer shall provide those fringe benefits which are detailed as follows:

         (A) Expenses. Employer agrees to pay for all ordinary and necessary business related expenses (in accordance with Employer's policies) incurred by Employee in the performance of his duties as an employee of Employer. Employer and Employee agree that ordinary and necessary business related expenses shall include, but are not limited to, all reasonable business expenses for each office, Employee's travel (including but not limited to travel between Chicago and Georgia) and parking, Employee's hotel and meals while outside of the Chicago Metropolitan Area and telephone expense. Whenever Employee is outside of the Chicago Metropolitan area, Employer shall provide Employee with a per diem for meals which shall be Ten Dollars ($10.00) for breakfast, Twelve Dollars ($12.00) for lunch and Twenty-Five Dollars ($25.00) for dinner, plus the full amount of meals incurred while entertaining customers and/or prospects.

         (B) During the term of this Agreement, Employee shall be entitled to three (3) weeks of vacation during each calendar year, on a non-cumulative basis.

         (C) The Employee shall generally be entitled to participate in or receive health, long-term disability insurance, and similar benefits as the Employer provides from time to time to its executives.

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         SECTION 8. Restrictive Covenants. To induce Employer to execute, deliver and perform this Agreement, Employee agrees as follows:

                  (A) Interference with Business. During the term of this Agreement, and for a period of one (1) year after the termination of this Agreement, neither Employee, nor anyone operating at Employee's direction or for Employee's benefit, shall, on their own account, or as an employee, consultant, partner, member, manager, owner, officer, director or shareholder of any other person, firm, partnership, limited liability company or corporation, or in any other capacity, in any way, directly or indirectly, solicit, divert, take away or interfere with the Business of Employer.

                  (B) Non-Disclosure. During the entire term of this Agreement, and for a period of one (1) year after the termination of this Agreement, Employee shall not disclose to others nor shall Employee use for Employee's financial gain any confidential information pertaining to Employer's Business concepts, pricing, designs, plans, know-how, trade secrets, software, data or other technical items, marketing or other business information which is the property of Employer, pertaining to the operation of Employer's Business.

                  (C) Relief and Remedy. Employee acknowledges and agrees that:

                           (I) The restrictive covenants contained in Subsections (a) and (b) of this Section are

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                           reasonable and necessary to protect Employer's
                           legitimate business interests;

                           (II) The restrictive covenants contained in Subsections (a) and (b) of this Section are reasonable and necessary to protect Employer's trade secrets and confidential information;

                           (III) The periods of time provided herein are the minimum periods of time necessary to protect Employer and its successors and assigns, from unauthorized use or disclosure of confidential information and unauthorized use of any goodwill associated with Employer's business. Employee acknowledges and agrees that money damages alone cannot compensate Employer, its successors or assigns, in the event of a breach or violation of the noninterference or nondisclosure covenants contained in this Section, and that injunctive relief is essential for the protection of Employer and its successors and assigns. Accordingly, Employee agrees and consents that in the case of any breach or violation of this Section, Employer may have such injunctive relief, without bond but upon due notice. No waiver of any breach or violation of any of the provisions of this Section shall be implied from

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                           forbearance or failure by Employer to take action
                           thereon. To the extent that any provision of this
                           Section is deemed unenforceable by virtue of its scope in terms of length of time or nature of restriction, or as to any one (1) or more of the parties, but may be made enforceable by limitation thereof, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.

                  (D) Rights Cumulative. The rights and remedies granted to Employer in this Agreement in the event of default are cumulative, and the exercise of any right or remedy, including the right to money damages, shall be without prejudice to the enforcement of any other right or remedy authorized by law or this Agreement.

                  (E) Costs. In the event of any violation by Employee of the restrictive covenants contained herein, and on the condition that Employer prevails in its claim against Employee for relief, then Employee agrees to pay Employer, an amount equal to the aggregate of its reasonable attorneys' fees and court costs.

                  SECTION 9. Place of Employment. During the term of this Agreement, the Employer's headquarters shall be located in the Atlanta Georgia area. However, Employee shall maintain a satellite office in his home in Glen Ellyn, Illinois.

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         SECTION 10. Termination Obligations. At the time of his resignation or termination from the Employer, the Employee shall promptly return to the Employer all personal property, both tangible and intangible, furnished to or prepared by the Employee in the course of or incident to his employment, the Employee hereby acknowledging and agreeing that such property belongs to the Employer, such that following termination the Employee will not retain any written or other tangible material containing any proprietary information of the Employer. Personal property includes, without limitation, all computers, cellular phones, credit cards of Employer, access keys, books, manuals, records, reports, notes, contracts, lists and other documents or materials, or copies thereof (including computer files) and all other proprietary information relating to the Business of the Employer.

         SECTION 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legatees, executors, administrators, successors, or assigns.

         SECTION 12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter of Employee's employment. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof including the provisions of any employee handbook or manual.

         SECTION 13. Assignment. Employee shall not have the right to assign, delegate or subcontract any or all of his rights and/or responsibilities under this Agreement, without the prior written consent of Employer.

         SECTION 14. Amendments. This Agreement may be amended only by a written instrument duly executed by all of the parties hereto, or their permitted successors and assigns.

         SECTION 15. Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

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         SECTION 16. Headings. The headings contained herein are for the convenience of the parties only and are not intended to define or limit the contents of said paragraphs.

         SECTION 17. Governing Law. This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed therein.

         SECTION 18. Notices. All Notices, claims, certificates, requests, demands and other communications pursuant to this Agreement shall be in writing. All Notices shall be given by either (A) personal delivery; (B) certified or registered mail, postage prepaid, return receipt requested; or (C) for overnight delivery by a nationally recognized overnight mail service, as follows:


         if to Employer, to:                BioShield Technologies, Inc.
                                            4405 International Boulevard
                                            Suite B-109
                                            Norcross, Georgia  30093

                                            Attention: President


         with a copy to:                    Schreeder, Wheeler & Flint, LLP
                                            1600 Candler Building
                                            127 Peachtree Street, N.E.
                                            Atlanta, Georgia  30303-1845

                                            Attention: Edwin H. Brown


         if to Employee, to:                Mr. John M. Codilis
                                            563 North Main Street
                                            Glen Ellyn, Illinois  60137


         with a copy to:                    Lurie & Unterberger, Ltd.
                                            30 North LaSalle Street
                                            Suite 2040
                                            Chicago, Illinois  60602

or to such other address as the party to whom Notice is to be given previously may have furnished to the other party by Notice in the manner set forth in this Section. If the Notice is served by personal delivery or by overnight delivery, then the Notice shall be deemed served upon delivery. If the Notice is served by certified mail, then the Notice shall be deemed served on the calendar day following the deposit of the Notice by certified mail.

         SECTION 19. Severability. If any term, condition or provision of this Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

         SECTION 20. Jurisdiction and Venue. The parties agree that the Federal or State courts located in the State of Georgia have personal jurisdiction over the parties to this Agreement. Furthermore, the parties stipulate that the State of Georgia shall be the appropriate venue and proper location for the determination of all disputes arising under this Agreement.

         SECTION 21. Arbitration. Absent any irreparable injury being suffered by the Employer entitling the Employer to seek injunctive relief against Employee pursuant to this Agreement, in the event there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Atlanta, Georgia under the Rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses relating to such arbitration (with the exception of the Employer's attorneys' fees and the Employee's attorneys' fees, if any) shall be shared equally by the Employer and the Employee.

         SECTION 22. Referrals. If a future employer of Employee inquires into this relationship between Employer and Employee, the response of Employer must be that Employee was a consultant and completed his assignment successfully.

         SECTION 23. Release. As a condition of Employer paying to Employee the Departure Fee or Severance Pay, the Employer may require that the Employee execute a release acceptable to the Employer of all liability of the Employer, and its directors, officers, shareholders, employees, agents and attorneys, to the Employee in connection with or arising out of his employment with the Employer. Such release shall not include any release of Employer's obligations to pay Base Salary, Severance Pay, or the Departure Fee; nor shall the release alter any of Employer's obligations to Employee pertaining to the Initial Stock Option, the Primary Objective Stock Option or the Secondary Objective Stock Option.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates appearing below their signatures.


BIOSHIELD TECHNOLOGIES, INC.
a Georgia corporation                                    /s/ John M. Codilis
                                                         ------------------------------
                                                         JOHN M. CODILIS
By      /s/ TIMOTHY C. MOSES
        -------------------------------------
        Its                                              Date Signed:
           -----------------------------------                        -----------------

Date Signed
            -----------------------------------